Exhibit (c)(8)

10218 North	Mequon,	Tel 262.241.1000	www.accuval.net
Port Washington Road	Wisconsin	Fax 262.241.1010
	53092 USA	800.852.9252
April 11, 2008
Mr. Chris Zugaro, Vice President
Insight Equity
1400 Civic Place, Suite 250
Southlake, TX 76092

Re: Appraisal —	Meadow Valley Corporation Machinery & Equipment
Dear Mr. Zugaro:
As requested, the following table provides a breakdown of the values attributed to the machinery and equipment assets located at Meadow Valley Corporation and Ready Mix Inc.

Ready Mix Inc.
Location	Orderly Liquidation Value	Fair Market Value
Las Vegas, NV (Delhi)	$2,821,950	$3,229,500
Lee Canyon, NV	$2,317,650	$2,779,650
Las Vegas, NV (Gary)	$898,050	$1,075,000
Moapa, NV	$2,210,300	$2,685,900
Sun City, AZ	$325,700	$407,500
Queen Creek, AZ	$2,182,850	$2,542,100
Tolleson, AZ	$427,500	$535,500

Total- RMI	$11,184,000	$13,255,150

Meadow Valley Corp.
Location	Orderly Liquidation Value	Fair Market Value
North Las Vegas, NV	$7,426,500	$8,566,200
Phoenix, AZ	$5,668,600	$6,670,250

Total- MVC	$13,095,100	$15,236,450

Grand Total	$24,279,100	$28,491,600

Appraisal — Meadow Valley Corporation	April 11, 2008
Between March 24 and 26, 2008, AccuVal personnel inspected the machinery and equipment of Meadow Valley Corporation located at 4635 Andrews St., Suite F (Various Sites), North Las Vegas, Nevada; and 731 North 19th Avenue, Phoenix, Arizona.; and Ready Mix Inc. located at 109 W. Delhi Avenue, Las Vegas, Nevada; Highway 95 at Highway 156, Lee Canyon, Nevada; 6501 W. Richmar Avenue, Las Vegas, Nevada; Highway 168 at 1-15, Moapa, Nevada; 11500 W. Beardsley Road, Sun City, Arizona; 39245 N. Schnepf Road, Queen Creek, Arizona; and 6204 W. Southern Avenue, Tolleson, Arizona. The inspection was conducted to gather data relative to the assets and provide an appraisal to be used as documentation for financial decision-making.
Please contact us if any further clarification is needed regarding the values presented in the original report dated April 7, 2008.
It has been a pleasure being of service to you.
Very truly yours,
AccuVal Associates, Incorporated
Michael S. Hamann, ASA
Manager

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